UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2025

STRYVE FOODS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38785	87-1760117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Post Office Box 864 Frisco, TX	75034
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 987-5130

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	SNAX	The Nasdaq Stock Market LLC
Warrants, each exercisable for Class A Common Stock	SNAXW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 30, 2025, Stryve Foods, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Stock Purchase Agreement”) between the Company and the purchasers thereto (including certain related parties). Pursuant to the Stock Purchase Agreement, the purchasers acquired from the Company 877,878 shares of newly created Series A-1 Convertible Preferred Stock, par value $0.0001 per share (the “Convertible Preferred Stock”), for an aggregate purchase price of $9.4 million, which was paid by the purchasers with principal and accrued but unpaid interest due under outstanding promissory interests and other outstanding indebtedness. The aggregate purchase price includes $3.0 million with related parties of which $2.7 million was from Christopher Boever, our Chief Executive Officer.

The Convertible Preferred Stock will be convertible into the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), at an initial conversion price of $0.7599 per share (the “Conversion Price”), which is approximately 12,375,317 shares of Common Stock. The Conversion Price is subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization or similar events. The shares of Convertible Preferred Stock were issued pursuant to a Certificate of Designations filed with the Secretary of State of the State of Delaware and were sold in reliance on the exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

The Convertible Preferred Stock has the following terms:

Ranking and Dividend

The Convertible Preferred Stock ranks senior to the Company’s common stock with respect to dividends and distributions of assets upon the Company’s liquidation, dissolution or winding up. The Convertible Preferred Stock has an initial value of $10.7122 per share (the “Stated Value”). Dividends will accrue on the Stated Value thereof plus all unpaid accrued and accumulated dividends thereon of each share of Convertible Preferred Stock at a rate of 12% per annum. All accrued dividends on any Convertible Preferred Stock shall be paid, at the election of the Company either in (i) in cash or (ii) additional shares of Convertible Preferred Stock, only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation.

Liquidation Preference

Upon a liquidation, dissolution or winding up of the Company, each holder of shares of Convertible Preferred Stock (“Holder”) will be entitled to receive, with respect to each share of then-outstanding Convertible Preferred Stock, out of the assets of the Company available for distribution to its stockholders an amount in cash equal to the greater of an amount in cash equal to the greater of (i) the aggregate Stated Value of all Convertible Preferred Stock held by such Holder, plus all unpaid accrued and accumulated dividends on all such Convertible Preferred Stock (whether or not declared) and (ii) the amount that such Holder would have received with respect to such share of Convertible Preferred Stock based on its Stated Value if all shares of Convertible Preferred Stock had been converted at their Stated Value, plus all unpaid accrued and accumulated dividends on all such Convertible Preferred Stock (whether or not declared) into shares of Class A common stock immediately prior to the liquidation

Optional Conversion

Each share of Convertible Preferred Stock will be convertible, at the option of the respective Holder, from time to time after the six (6) month anniversary of the initial issue date determined by dividing the Stated Value (plus the amount of any accrued and unpaid dividends) of such share of Convertible Preferred Stock by the Conversion Price. No Holder of Convertible Preferred Stock may convert into 9.99% of the Company’s then outstanding shares of common stock during any six month period.

A Holder (together with its affiliates) may not convert any portion of such Holder’s Convertible Preferred Stock to the extent that the Holder would own more than 9.99% (or 4.99%, at the Holder’s election) of the Company’s outstanding Class A common stock immediately after conversion; except that for any Holder who beneficially owned more than 9.99% of the Company’s outstanding Class A common stock immediately prior to the issuance of the Convertible Preferred Stock, this limit is 19.99% instead of 9.99%.

Mandatory Conversion

If, through one or a series of transactions during the first nine (9) months after the initial issue date, the Company receives gross proceeds of $6.0 million or more from the sale of its Class A common stock (or common stock equivalents) at an average price per share not less than the Conversion Price, then the Company, at its Company’s option, shall have the right to automatically (without any action on behalf of the Holder) convert all or a portion of the Convertible Preferred Stock into that number of shares of Class A common stock determined by dividing the Stated Value (plus the amount of any accrued and unpaid dividends) by the Conversion Price

Voting

Except as required by applicable law, each share of Convertible Preferred Stock will have the right to vote together as a single class with the holders of the common stock on each matter submitted for a vote or consent by the holders of the common stock. In no event shall (i) the aggregate voting power of the Convertible Preferred Stock exceed 19.99% of the outstanding shares of common stock of the Company as of the initial issue date without stockholder approval or (ii) any Holder have the right to vote shares of Convertible Preferred Stock to the extent the voting of such shares, when combined with shares of common stock beneficially owned, is in excess of 19.99% of the combined voting power. In addition, as long as any shares of Convertible Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the Holders of 66% or more of the then outstanding shares of the Convertible Preferred Stock, alter or change adversely the powers, preferences or rights given to the Convertible Preferred Stock.

Sale of the Company

If, at any time while shares of Convertible Preferred Stock are outstanding, the Company effects any merger or consolidation, sale or other disposition of all or substantially all of its assets or other similar business combination (but excluding any financing transaction or business acquisitions) (a “Sale Transaction”), then the Holder shall have the right to receive an amount in cash equal to the greater of (i) the aggregate Stated Value of all Convertible Preferred Stock held by such holder, plus all unpaid accrued and accumulated dividends on all such Convertible Preferred Stock (whether or not declared) and (ii) the amount that such Holder would have received with respect to such share of Convertible Preferred Stock based on its Stated Value if all shares of Convertible Preferred Stock had been converted at their Stated Value, plus all unpaid accrued and accumulated dividends on all such Convertible Preferred Stock (whether or not declared), into shares of Class A common stock immediately prior to the Sale Transaction. If holders of common stock are given any choice as to the securities, cash or property to be received in a Sale Transaction, then the Holder shall be given the same choice as to the consideration it receives upon such Sale Transaction.

Optional Redemption

On or after the second anniversary of the initial issue date, the Company may redeem all or any portion of the Convertible Preferred Stock at a cash redemption price equal to 102% of the Stated Value per share plus all unpaid accrued and accumulated dividends on all such Convertible Preferred Stock (whether or not declared).

The foregoing description of the form of Securities Purchase Agreement and the Certificate of Designations of the Company’s Convertible Preferred Stock do not purport to be complete and are qualified in their entirety by reference to the form of Securities Purchase Agreement and Certificate of Designations, which is are filed as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Stryve Foods, Inc. (the “Company”) has successfully extended the maturity and amended $761,422 in principal amount of an unsecured promissory note (the “Note”) to a related party. The maturity of the Note has been extended from December 23, 2024 to December 31, 2025.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02.

Item 3.03 Material Modification to Rights of Security Holders.

The information contained in Item 1.01 of this Current Report is incorporated by reference into this Item 3.03.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information contained in Item 1.01 of this Current Report is incorporated by reference into this Item 5.03.

Item 9.01(d) Financial Statements and Exhibits.

4.1.	Certificate of Designations with respect to Convertible Preferred Stock.

10.1	Form of Securities Purchase Agreement

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2025

STRYVE FOODS, INC.

By:	/s/ R. Alex Hawkins
Name:	R. Alex Hawkins
Title:	Chief Financial Officer